                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*
                                        -




                               SPEEDFAM-IPEC, INC.
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                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
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                         (Title of Class of Securities)


                                    847706108
                    ----------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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 CUSIP NO.  847706108                 13G                     PAGE 2 OF 4 PAGES
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Nancy J. Farley
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2         CHECK THE APPROPRIATE BOX OF A MEMBER OF A GROUP*

                                                                     (a) / /

                                                                     (b) / /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S.A.
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                             5       SOLE VOTING POWER

         NUMBER OF                         --
                           -----------------------------------------------------
          SHARES             6       SHARED VOTING POWER

       BENEFICIALLY                          1,743,578
                           -----------------------------------------------------
         OWNED BY
                             7       SOLE DISPOSITIVE POWER
           EACH
                                            --
                           -----------------------------------------------------
         REPORTING
          PERSON             8       SHARED DISPOSITIVE POWER

           WITH                               1,743,578
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,743,578
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                         /X/
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.8%
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12        TYPE OF REPORTING PERSON*

                    IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
   (a)    Name of Issuer
               SPEEDFAM-IPEC, INC.
   (b)    Address of Issuer's Principal Executive Offices
               305 N. 54th Street
               Chandler, AZ  85226

ITEM 2.
   (a)    Name of Person Filing
               Nancy J. Farley
   (b)    Address of Issuer's Principal Executive Office or, if none, Residence
               305 N. 54th Street
               Chandler, AZ  85226
   (c)    Citizenship
               U.S.A.
   (d)    Title of Class of Securities
               Common Stock, no par value
   (e)    CUSIP Number
               847706108

ITEM 3.   TYPE OF REPORTING PERSON
               Not Applicable

ITEM 4.   OWNERSHIP AS OF DECEMBER 31, 2000
   (a)    Amount Beneficially Owned
               1,743,578
   (b)    Percent of Class
               5.8%
   (c)    Number of shares as to which such person has:
          (i)    sole power to vote or to direct the vote
                      --
          (ii)   shared power to vote or to direct the vote
                      1,743,578*
          (iii)  sole power to dispose or to direct the disposition of
                      --
          (iv)   shared power to dispose or to direct the disposition of
                      1,743,578*

* Of such shares, 600,000 are held in the Nancy J. Farley Trust, a revocable trust of which Mr. James N. Farley and Charles A. Kelly act as co-trustees. The trust may be voluntarily terminated by Mrs. Farley at any time. Includes an aggregate of 1,059,858 shares beneficially owned by James N. Farley (Mrs. Farley's spouse), as to which Mrs. Farley disclaims beneficial ownership. Also includes 83,720 shares owned by the James N. and Nancy J. Farley Foundation, as to which Mrs. Farley disclaims beneficial ownership.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              Not Applicable
ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
              Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
              Not Applicable

ITEM 10.  CERTIFICATION
              Not Applicable


                                         SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 12, 2001
                                            ------------------------------------
                                                           Date


                                                   /s/ Nancy J. Farley
                                            ------------------------------------
                                                        Signature


                                                     Nancy J. Farley
                                            ------------------------------------
                                                           Name